EXHIBIT 10.2

FRAMEWORK AGREEMENT FOR CREDIT PRODUCTS

between

L. Kellenberger & Co.AG Maschinenfabrik, St. Gallen,

Heiligkreuzstrasse 28, 9008 St. Gallen

(hereinafter referred to as “the Borrower”)

And

CREDIT SUISSE

Mailing address:	P.O. Box 564, 9001 St. Gallen
Contact address:	St. Leonhardstrasse 3, 9000 St. Gallen

(the lender, hereinafter referred to as the “Bank”)

Amount of Credit Facility	CHF 5’000’000.00

Purpose of Credit Facility	Working Capital Facility

Utilization

This credit facility can be used as a limit for cash credits in the form of fixed advances in CHF and/or in any other freely convertible foreign currencies with maximum terms of up to 36 month(s)

Any extension of a fixed advance must be requested by no later than two banking days before the fixed advance expires.

Fixed advances may be granted without having to comply with any specific requirements as to form; they will be confirmed by the Bank in writing, but without a signature.

The Bank reserves the right to refuse individual transactions relating to the credit products above.

Conditions for Utilization of the Credit Facility	This credit facility may not be used until all collateral has been legally established in favour of the Bank.

Interest Rate

Fixed advances

Interest rates may be agreed upon, including orally, without any specific requirements as to form. The interest rate is based, among other things, on the prevailing money and capital market conditions (taking into account the term and currency).

General

If the currently valid capital requirements are increased through measures by authorities or provisions of law, the Bank reserves the right to pass on the additional borrowing costs that thereby result to the Borrower by increasing the interest rate.

Interest Due Date	Interest falls due in each case upon the account closing (cf. “Account Closings” below).

The interest may be debited to an account of the Borrower.

Special Costs

All costs that the Bank incurs on the basis of the present Framework Agreement and the associated loan arrangements, including any contingent liabilities of the Bank, among other things, from pursuing or defending its rights, shall be paid by the Borrower at the Bank’s first request.

Account Closings	Fixed advances are closed upon maturity.

Collateral

•                  CHF 150’000.00 charge on real estate (“Namenschuldbrief”) ranked no 1, no prior ranking,

•                  CHF 25’000.00 charge on real estate (“Inhaberschuldbrief”), ranked no 2, prior ranking CHF 150’000.00,

•                  CHF 1’500’000.00 charge on real estate (“Inhaberschuldbrief”), ranked no 3, prior ranking CHF 175’000.00, ranking equally with CHF 4’500’000.00,

•                  CHF 1’500’000.00 charge on real estate (“Inhaberschuldbrief”), ranked no 3, prior ranking CHF 175’000.00, ranking equally with CHF 4’500’000.00,

•                  CHF 1’500’000.00 charge on real estate (“Inhaberschuldbrief”), ranked no 3, prior ranking CHF 175’000.00, ranking equally with CHF 4’500’000.00,

•                  CHF 1’500’000.00 charge on real estate (“Inhaberschuldbrief”), ranked no 3, prior ranking CHF 175’000.00, ranking equally with CHF 4’500’000.00,

on the building at Heiligkreuzstrasse 28, 9008 St. Gallen, land register St. Fiden (SG), land register No. 342, transferred to the Bank as collateral in accordance with the “Security Agreement” (to be signed).

Financial Ratios

The Borrower’s adherence to the following financial ratios is mandatory:

Minimum Equity

The minimum equity means, (share capital, plus reserves, plus retained earnings, minus long term intercompany accounts, minus other intercompany accounts except intercompany trade accounts) must at no time fall below 35% of the balance sheet total assets (according to the auditors’ report in accordance with Swiss Auditing Standards) during the entire term of the credit relationship. The ratio resulting from minimum equity divided by total assets.

Borrower’s Affirmative Obligations

•                  Obligation to provide information

The Borrower is obliged to inform the Bank without delay of current business developments and significant changes in its management and in its direct and/or indirect ownership/control as well as other significant changes that could influence the Borrower’s financial situation.

In particular, the Borrower will submit the following documents to the Bank: • Quarterly:

•                  Statements including income statement, bookings and actual backlog of the Borrower not later than 60 days after the end of each quarter

• Annually:

•                  Annual report including balance sheet, profit and loss statement as well as appendices and auditor’s report of the Borrower within six months after the end of each financial year

•                  Budget figures, including the capital expenditure budget of the Borrower within the first month of the budget year

•                  Group financial statements of Hardinge Inc. with auditors’ report within six months after the end of each financial year.

• Pari Passu

The Borrower undertakes to provide collateral for its current and future obligations vis-à-vis third parties in their favour only if the Borrower simultaneously provides the same collateral, or collateral accepted by the Bank as being equivalent, for all current and future obligations under this framework agreement.

Borrower’s Negative Obligations

•                  Negative Pledge Clause

The Borrower undertakes, to the extent permitted by law, to refrain from providing new or additional collateral in favour of a thrid party to secure existing or future liabilities or the Borrower or a third party  except cash credits up to an amount of CHF 3’000’000.00 secured by charges on real estate (“Schuldbrief”).

Late Payment

The Borrower will be in default with immediate effect, without any reminder by the Bank, if he/she/it fails to fulfill a payment obligation under this framework agreement and/or any agreements based on the framework agreement when they fall due.

In the event of late payment, the Bank is to increase the interest rate by 2% p.a. as of the due date, but in any case to charge a minimum rate of 5% p.a.

Ordinary Termination

•                  Framework agreement

This framework agreement may be terminated by either party at any time with immediate effect.

Upon termination of the framework agreement, all limits and other utilization options granted under this framework agreement lapse; in particular, a loan that has not been terminated will fall due for repayment within six weeks or on a repayment date determined by the Bank. Where legally permissible, the Bank may, at its discretion, give early notice on or terminate any of its contingent liabilities.

Irrespective of termination of the framework agreement, fixed advances shall continue to run until their maturity; the following provisions on early termination and an automatic acceleration of the due date remain reserved. Following the termination of the framework agreement, no fixed advances may be extended and no new fixed advances may be claimed.

• General The termination or maturity of a credit product granted under this framework agreement does not automatically result in the termination of this framework agreement.

Maturity of a Fixed Advance

Subject to an extension or early termination, each fixed advance automatically falls due for repayment upon its maturity, without any need for a termination notice.

The Bank is entitled to debit a fixed advance that is due for repayment to an account of the Borrower.

Early Termination

Upon the occurrence of one of the following events, the Bank is entitled at any time to declare all fixed advances (fixed term) and credit products with an agreed notice period granted under this framework agreement, plus all accrued interest, commission and fees, to be immediately due and payable, on an accelerated basis:

•                  the Borrower is more than 30 calendar days in default on an interest payment or a repayment of principal;

•                  the Borrower has breached any other obligation under this framework agreement and/or under any agreements based hereon and has failed or was unable to restore the proper contractual situation within 30 calendar days after written notice from the Bank;

•                  the credit facility  is used for a purpose other than the purpose mentioned above under “Purpose of Credit Facility”;

•                  bankruptcy proceedings have been instituted against the Borrower or a third party providing collateral, one of them has been granted a debt restructuring moratorium or deferral of bankruptcy, or one of them has concluded a judicial or extrajudicial debt restructuring agreement;

•                  there has been a change in direct or indirect ownership/control in respect of the Borrower to the extent of 50 % ownership/control except for internal restructuring action within Hardinge Inc.;

•                  there has been a change in direct or indirect ownership/control in respect of Hardinge Inc. to the extent of 50% ownership/control;

•                  owing to default and/or maturity clauses, another loan or similar obligation entered into by the Borrower has been terminated early;

•                  in the Bank’s view, the Borrower’s asset and/or revenue situation has deteriorated significantly;

•                  the auditor’s report contains a material qualification.

The Bank is entitled at its discretion to declare an acceleration of the due date of the loan, either immediately or at a later point in time.

Automatic Acceleration of Due Date in the event of deficient cover

If, in the Bank’s view, the existing collateral is not sufficient to cover the outstanding loans and the Borrower failed to remedy the situation to the extent required by the Bank and within the deadline set by the Bank, all claims in connection with this framework agreement automatically fall due for immediate repayment on expiry of this deadline (subject to special agreements in collateral agreements).

Settlement of Costs in the Event of Early Termination of Fixed Advances

If any fixed advances granted under this framework agreement are terminated early, the Bank will credit or debit the Borrower with the interest gain or interest shortfall accrued thereon. This is calculated based on the difference between the contractual interest rate which applies at the time of termination and the interest rate that, in the Bank’s view, can be earned on an investment with the same residual term in the money or capital markets at the time of termination, multiplied by the outstanding credit amount and the residual term. Any surplus in favor of the Borrower is set off against the fee described below for the Bank’s time and expense.

In addition a flat fee of 0.1% of the loan amount, but not less than CHF 1’000.00, is owed for the Bank’s expenses.

Credit Risk Hedging

In order for the Bank to directly or indirectly insure or hedge credit risk arising from this credit relationship or collateral underlying the credit, the Bank may, at any time, disclose data and information associated with the credit relationship and the credit risk evaluation required for buying credit protection or credit insurance from a third party. Such hedging and insurance transactions do not entail a transfer of all or any part of this credit relationship or its servicing to a third party.

Data and information may be disclosed to third parties in Switzerland or abroad, namely to hedging or insurance providers, such as banks, financial institutions, credit insurers, hedge funds or to other entities offering credit protection. In the context of such hedging transactions data and information may also be disclosed to other parties involved within the scope of such hedging or insurance transactions, such as rating agencies.

These third parties shall be obliged to keep such transferred data and information confidential and to handle it securely which is subject to the local legal and regulatory provisions governing secrecy and data protection obligations.

Additional Agreements and Special Contractual Terms

The additional agreements that must be concluded or have already been concluded in accordance with the terms of this framework agreement and the agreed credit products (including the special contractual terms applicable to the individual credit products) form an integral part of this framework agreement.

Should any provisions of this framework agreement contradict those of the additional agreements and/or any special contractual terms, then those provisions/contractual terms shall take precedence over the provisions of this framework agreement.

General Conditions	The Bank’s “General Conditions including the Safe Custody Regulations” supplement this framework agreement.

Place of Performance

The place of performance is the location of the Swiss branch of the Bank with which the Borrower has a contractual relationship. For Borrowers whose present or future domicile is outside Switzerland, the place of performance shall also be the place of debt enforcement (“special domicile” as defined in Art. 50 par. 2 of the Federal Law on Debt Collection and Bankruptcy).

Applicable Law and Place of Jurisdiction

This framework agreement and the agreements based on this framework agreement are governed by Swiss law.

The Borrower recognizes the exclusive jurisdiction of the courts of Zurich or of the location of the branch of the Bank with which the contractual relationship exists. The Bank also has the right to bring legal action against the Borrower before any other competent court.

Issuance/Signing of Agreement	This framework agreement is being issued and signed in duplicate. The Borrower and the Bank shall each receive one specimen hereof.

CREDIT SUISSE		L. Kellenberger & Co. AG
Maschinenfabrik, St. Gallenn
[Borrower’s name/company name as per commercial register]

/s/ Armin Signer	/s/ Christian Peters	/s/ Peter Huersch
Armin Signer	Christian Peters	Peter Huersch
Borrower’s signature

Zürich, 12. August 2009		St. Gallen, 20 August 2009
Place and date

“General Conditions including Safe Custody Regulations”

General Conditions

These General Conditions govern the relationship between Credit Suisse AG (hereinafter referred to as Bank) and its clients subject to any special agreement and the established rules of banking practice.

For the sake of clarity, the Bank uses only masculine pronouns in its forms. These are to be understood as including both sexes.

Art. 1 Identity check

The Bank undertakes to check carefully the identity of its clients and their authorised agents. The client is liable for any damage resulting from failure to recognise falsifications or incorrect identification provided that the Bank has exercised the degree of due care usual in banking transactions.

Art. 2 Legal incapacity

The client is liable for any damage resulting from his incapacity to act provided that such incapacity to act was not apparent to the Bank on exercising the degree of due care usual in banking transactions. The client is liable in all cases for any damage or loss resulting from incapacity on the part of his authorised agent or other third party.

Art. 3 Communications from the Bank

Communications from the Bank are deemed to have been duly transmitted if sent to the last address supplied to the Bank by the client.

Art. 4 Errors in transmission

Damage resulting from the use of postal services, fax, telephone, telex, e-mail and other means of communication or transport, such as from loss, delay, misunderstandings, mutilation or duplicate dispatch is to be borne by the client provided that the Bank has exercised the degree of due care usual in banking transactions.

Art. 5 Defective execution of instructions

In the event of damage resulting from the defective execution, late execution or non-execution of instructions (with the exception of instructions relating to stock exchange transactions), the Bank’s liability is limited to an amount equal to the loss of interest, unless its attention has been expressly directed to the risk of more extensive damage at the time of and in respect of such instructions.

Art. 6 Saturday an official holiday

In business transactions with the Bank, Saturday shall be treated as an official Bank holiday.

Art. 7 Complaints

Complaints by a client relating to the execution of instructions as well as to other communications must be lodged immediately upon receipt of the communication concerned and at the latest within the particular period specified by the Bank. If the Bank fails to send a communication which the client expects, the client must nevertheless lodge his complaint as if he had received the communication by ordinary mail. Any damage arising from delay in making a complaint is to be borne by the client. Objections concerning account or safekeeping account statements must be submitted within one month of receipt. Upon expiry of this period the statement is deemed to have been approved.

Art. 8 Right of lien and set-off

The Bank has a right of lien on all assets it holds for the account of a client whether in its own custody or placed elsewhere and a right of set-off as regards all funds credited to a client’s account in respect of all claims which the Bank may have against the client, irrespective of the due dates of such claims or currencies in which they are expressed. Immediately upon default by the client the Bank shall be entitled to dispose, either by forced sale or in the open market, of any assets over which it has a right of lien.

Art. 9 Accounts

The Bank reserves the right to alter its interest and commission rates at any time, e.g. in the event of changes in market conditions and to advise the client of such change in writing or by other suitable means. No deductions are allowed from interest and commissions due to the Bank. Any expenses, taxes or other charges are to be borne by the client. If the client gives several instructions, the total amount of which exceeds his available balance, the Bank will decide at its discretion which of the instructions to carry out, in whole or in part, irrespective of the date they bear or the date of their receipt by the Bank.

Art. 10 Accounts in foreign currencies

The Bank’s assets corresponding to the client’s credit balances in foreign currency are held in the same currency in or outside of the country whose currency is involved. The client bears proportionately to his share all the economic and legal consequences which, as a result of measures taken by the country in question, affect all the Bank’s assets in the country of the currency or in the country where the funds are invested. The obligations of the Bank arising from accounts in foreign currencies will be discharged exclusively at the place of business of the branches or offices at which the accounts in question are held solely through the establishment of a credit entry at a Bank branch, a correspondent bank or a bank nominated by the client in the country of the currency.

Art. 11 Drafts, cheques and other instruments

The Bank reserves the right to debit the client’s account with unpaid drafts, cheques or other instruments, previously credited or discounted. Pending the settlement of any outstanding debit balance, the Bank retains a claim to payment of the total amount of the draft, cheque or similar instrument, plus related claims against any party liable under the instrument, whether such claims emanate from the instrument or exist for any other legal reason.

Art. 12 Termination of business relationship

The Bank or the client may terminate the business relationship at any time and at either’s own discretion. The Bank may in particular cancel credit facilities at any time and demand repayment of debts without notice.

Art. 13 Outsourcing of operations

The Bank reserves the right to outsource, in whole or in part, certain areas of business (e.g. funds transfer and securities operations).

Art. 14 Applicable law and venue for legal proceedings All legal relations between the client and the Bank are governed by Swiss law. The exclusive venue for any kind of legal proceedings is Zurich or the place of business of the Swiss branch of the Bank with which the contractual relationship exists. The Bank also reserves the right to take legal action against the client before any other competent court.

Art. 15 Bank customer secrecy

All agents, employees and representatives of the Bank are obliged by law to treat the business transactions of the client with confidentiality. The client releases the Bank from its obligation to secrecy in so far as this is necessary to safeguard the legitimate interests of the Bank: 0 in the case of legal proceedings against the Bank initiated by the client 0 to secure claims of the Bank and enable it to make use of securities of the client or third parties 0 to collect claims by the Bank against the client 0 in the case of client accusations against the Bank in public or to the authorities in Switzerland or abroad 0 to the extent the terms applying to transactions in foreign securities or rights demand disclosure. All legal obligations imposed upon the Bank to disclose information are expressly reserved.

Art. 16 Amendments to the General Conditions

The Bank reserves the right to amend the General Conditions at any time. The client will be notified in writing or by other suitable means.

Safe Custody Regulations

General Provisions

Art.1 Validity

These Safe Custody Regulations shall apply, in addition to the General Conditions of the Bank, to all assets and other objects of value (hereinafter called “Safe Custody Assets”) accepted by the Bank for safe custody. These Regulations shall be supplementary to any special contractual agreements or special regulations for special safe custody accounts.

Art. 2 Acceptance of Safe Custody Assets

The Bank will accept a) securities for safe custody and administration, as a rule in open safekeeping accounts b) precious metals for safe custody, as a rule in open safekeeping accounts c) money market and capital market investments not issued in the form of securities for entry and administration in open safekeeping accounts d) documents of title or documents evidencing entitlements for safe custody, as a rule in open safekeeping accounts e) valuables and other  ppropriate objects for safe custody, as a rule in sealed safe deposit arrangements. Separate regulations shall apply to sealed safe deposit arrangements. The Bank may refuse to accept Safe Custody Assets without stating any reasons.

Art. 3 Verification of Safe Custody Assets

The Bank may verify Safe Custody Assets delivered to the Bank by the depositor or by third parties for the account of the depositor for authenticity and blocking or freezing notifications, without thereby assuming any liability for such verification. In particular, the Bank shall be obliged to undertake administrative acts only after such verification is completed. Accordingly, the Bank shall not be obliged during the verification period to execute any sales orders or other transactions in which the assets must be released to a third party against payment. The Bank shall undertake the verification of the Safe Custody Assets in accordance with the resources and documents at its disposal. Foreign Safe Custody Assets may be given to the depository or another suitable agent in the relevant country for verification.

Art. 4 Book-entry securities with a similar function as securities

Certificated Securities and book-entry securities with a similar function for which no physical certificates are issued shall be treated the same. The rules on commission (art. 425 et seq. Swiss Code of  bligations) shall apply to the relationship between the depositor and the Bank.

Art. 5 Duty of due Care of the Bank

The Bank shall exercise the same degree of due care in safeguarding the Safe Custody Assets as if such assets were the property of the Bank.

Art. 6 Delivery and disposal of the Safe Custody Assets

The depositor may at any time, subject to notice periods and provisions of the law as well as pledges, charges, liens, rights of retention or set-off and other similar entitlements of the Bank, demand that the Safe Custody Assets be delivered to him or put at his disposal. The usual time to effect delivery in the market concerned must be observed. The Safe Custody Assets shall be transported or dispatched for the account and at the risk of the depositor. If no instructions are received from the depositor, the Bank may insure and declare the value of the Safe Custody Assets at its own discretion.

Art. 7 Remuneration of the Bank

The remuneration of the Bank shall be calculated according to the fee tariff in force at the time. The Bank reserves the right to change the fee tariff at any time. Changes shall be notified to the depositor in an appropriate manner.

Art. 8 Duration of the Agreement

The Agreement shall generally be for an indefinite period The legal relationships established by these Regulations shall not lapse upon the death, incapacity or bankruptcy of the depositor.

Art. 9 Amendments to the Safe Custody Regulations

The Bank may amend the Safe Custody Regulations at any time. Amendments shall be notified to the depositor in writing or another appropriate manner.

Special Provisions for

Open Safekeeping Accounts

Art. 10 Form of safekeeping

The Bank is explicitly authorised to deposit Safe Custody Assets with third parties in its own name but for the account and at the risk of the depositor. Unless instructed to the contrary, the Bank is also authorised to hold the Safe Custody Assets in collective deposit according to their type or to deposit them with a central collective depository. Depositors shall have a right of co-ownership based on the ratio of Safe Custody Assets deposited by them to all Safe Custody Assets in the collective depository, provided that the collective depository is in Switzerland. This does not include Safe Custody Assets which, because of their form or for other reasons, have to be kept separately in safe custody. Safe Custody Assets held abroad shall be subject to the laws and customs of the place of deposit. If the applicable law of the foreign country renders it difficult or impossible for the Bank to return assets deposited abroad or to transfer the proceeds from the sale of such assets, then the Bank shall only be obliged to procure for the depositor a claim for the return of property or payment of the sums involved, provided that such a claim exists and is assignable. Safe Custody Assets in registered form may be registered in the name of the depositor. The depositor hereby accepts the disclosure of its name to the third party depository. Alternatively the Bank may register the assets in its own name or in the name of a third party, in either case for the account and at the riskof the depositor, especially if it is not customary or possible to register the assets in the name of the depositor. Safe Custody Assets redeemable by drawings may also be held according to their type in collective safe custody; drawn lots shall be allocated amongst the depositors by the Bank, using a method which guarantees all depositors the same chance of inclusion in the sub-drawing as under the main drawing.

Art. 11 Administration

The Bank shall, without specific instructions from the depositor, attend to the usual administrative matters such as the collection of dividends and interest, repayments of principal, monitoring of drawings, redemptions and maturities, conversions and subscription rights, etc. and shall also normally require depositors to take the measures incumbent on them pursuant to par. 2 of this article. In this regard the Bank shall rely on the customary information media available to it but does not assume any responsibility therefore. The Bank shall notify the depositor on the deposit statement or by other means if it is unable to administer individual assets in the usual manner. The administrative actions in respect of registered shares without coupons shall be carried out only if the address for delivery of dividends and subscription rights is that of the Bank. Unless otherwise agreed, it shall be the responsibility of the depositor to take all other measures to obtain and preserve the rights accruing on the Safe Custody Assets, in particular to issue instructions for the handling of conversions, the exercise, purchase or sale of subscription rights and the exercise of conversion rights. If instructions from the depositor are not  eceived in time, the Bank shall be authorised, but not obliged, to act at its discretion (including to debit the customer’s account, for example when exercising subscription rights).

Art. 12 Postponed printing of certificates

If it is intended to postpone the issuance of certificates for the duration of the deposit for safe custody with the Bank, the Bank shall be explicitly authorised to a) cause the respective certificates to be cancelled upon their delivery into the safekeeping account b) carry out the usual administrative actions for the account of the depositor during the safe custody and give the issuer the necessary instructions and obtain the necessary information, and c) demand the physical issuance of the certificates on behalf of the depositor upon their delivery out of the safekeeping account.

Art. 13 Fiduciary Acceptance of Safe Custody Assets

If it is not customary or possible for title to the Safe Custody Assets to be vested in the depositor, the Bank may purchase the Safe Custody Assets or cause them to be purchased in its own name or in the name of a third party and to exercise the rights arising thereunder or cause them to be exercised, at all times for the account and at the risk of the depositor.

Art. 14 Credits and debits

Amounts (principal, income, fees, expenses, etc.) shall be credited or debited to the account pursuant to the booking instructions as agreed, unless instructed otherwise by the depositor. Such amounts shall be converted into the currency of the relevant account if necessary. Changes to the account instructions must be received by the Bank at least 5 bank business days before the transaction falls due.

Art. 15 Statements

The Bank shall provide the depositor with a statement of the Safe Custody Assets in the safekeeping account, as a rule at the end of the year. The statement may also include other assets which are not subject to the Safe Custody Regulations. Safekeeping account valuations shall be based on nonbinding prices and market values taken from the usual bank sources of information. The Bank shall not assume any liability for the accuracy of these valuations or for further information relating to the posted assets.

Conditions for Payment Transactions

The following conditions govern the relationship between the client and Credit Suisse AG for both domestic and crossborder payments.

For the sake of clarity, the Bank uses only masculine pronouns in its forms. These are to be understood as including both sexes.

1. Requirements for the Execution of a Payment Order

All of the following requirements must be fulfilled before Credit Suisse AG can execute a payment instruction (hereinafter “payment order”) on behalf of a client or one or more of the client’s authorized representatives (hereinafter collectively referred to as “the instructingparty”):

a) Payment Order Specifications

The instructing party must provide Credit Suisse AG with the following details:

􀂃 the account number of the account to be debited, or the IBAN (“International Bank Account Number”) derived from this account number

􀂃 the last name and first name or company name and the place of domicile of the client

􀂃 the payment amount, including specification of currency

􀂃 the IBAN or the account number of the account to be credited of the beneficiary

􀂃 the last name and first name or company name and the place of domicile of the beneficiary

􀂃 the BIC (“Bank Identifier Code”) and/or name and address of the beneficiary’s financial institution

􀂃 the desired date of execution of the payment order.

For payment orders to be processed according to the SEPA (Single Euro Payments Area) payments standards, they must be denominated in euros and contain the BIC of the beneficiary’s financial institution as well as the IBAN of the beneficiary’s account (such transactions will hereinafter also be referred to as “SEPA transactions”). These details must be complete, precise, and free of any internal contradiction.

b) Available Funds

In order for the transaction to be processed, the client must have a sufficient account balance or a sufficient account credit limit at the time of execution at least equivalent to the amount of the payment order.

c) Power of Disposal

Credit Suisse AG must be in no doubt as to the instructing party’s power of disposal over the funds in question.

d) No Disposal Restraints/Restrictions

In particular, there must be no legal or regulatory provisions, no orders by authorities, and no agreements (e.g. pledges of account balance) that would rule out execution of the payment order in question. For collective orders, these requirements must be fulfilled for each individual payment order. Otherwise, the entire collective order may be rejected (see Para. 3 below).

2. Execution of a Payment Order

If the requirements of Para. 1 above have been fulfilled, Credit Suisse AG will execute the payment order on the date specified by the instructing party; however, such execution will also be subject to Para. 7 (Credit and Debit Date) and Para. 11 (Cut-Off Times) below. In the event of deficient or incomplete information as per Para. 1a) above, Credit Suisse AG is entitled but not obligated to nonetheless execute the payment order if this information can be corrected and/or supplemented by Credit Suisse AG in a manner free from doubt. Credit Suisse AG will decide at its discretion whether or not to execute a payment order despite insufficient funds. When a payment order is executed, the account specified by the instructing party will be debited on the date of execution (= value date).

3. Rejection of the Payment Order

If one or more of the requirements set out in Para. 1 above are not fulfilled, and as a result the payment order is not executed, or if the execution is rejected by another party involved in the payment (e.g. by a clearing house or by the beneficiary’s financial institution) after the instructing party’s account has been debited, Credit Suisse AG will inform the instructing party within a reasonable timeframe and in an appropriate manner about the reason for the rejection and, provided the payment amount has already been debited, re-credit the transferred amount to the relevant account by means of a reverse transfer. In the event that this requires a currency conversion, this process will be subject to Para. 9 (Currency Conversion/Exchange Risk) below. Where Credit Suisse AG itself is in a position to eliminate the cause of the rejection of the payment order, it is entitled but not obligated to re-execute the payment order without consulting the instructing party.

4. Credit

Incoming payments are credited to the account as per the IBAN or account number specified in the payment order (subject to Paras. 5 and 6 below). If the amount being transferred is denominated in a currency different from that in which the specified account is denominated, Credit Suisse AG may credit this amount to an account of the client denominated in the appropriate currency.

5. Waiver of Data Comparison

Where the client is the beneficiary, he acknowledges that the payment amount will be credited solely on the basis of the IBAN or account number specified, without any comparison being made between these details and the name and address of the beneficiary. Credit Suisse AG nonetheless reserves the right to undertake this comparison at its discretion and to reject the payment order  in the event of discrepancies. Where a rejection occurs for this reason, Credit Suisse AG is entitled to inform the  inancial institution of the instructing party about the discrepancies in question. Where the client is the instructing party, he acknowledges that the payment amount will be credited by the financial institution of the beneficiary solely on the basis of the IBAN or account number specified, without any comparison being made between these details and the name and address of the beneficiary. The financial institution of the beneficiary may nonetheless reserve a similar right to undertake this comparison at its discretion and to reject the payment order in the event of discrepancies.

6. Reverse Transfers of Incoming Payments

Incoming payments for which no or a non-existent IBAN or account number is specified, and incoming payments that cannot be credited for any other reason (in particular legal or regulatory provisions, orders by authorities, revoked accounts) are transferred back to the financial institution of the instructing party. For incoming payments that are not processed according to the SEPA payments standards, Credit Suisse AG reserves the right to undertake the booking despite the absence of the IBAN or  ccount number, if the data transferred to Credit Suisse AG leaves no doubt as to the identity of the beneficiary indicated. In the event of a reverse transfer, Credit Suisse AG is entitled to inform all parties involved in the transaction (including the instructing party) of the reason for the unsuccessful credit.

7. Credit and Debit Date

If a credit or debit date falls on a Saturday, a Sunday, or an official holiday, Credit Suisse AG is entitled to effect the credit or debit on the next bank working day, unless otherwise agreed with the client. As the instructing party, the client acknowledges that the crediting of payment amounts to the  eneficiary may also be delayed as a result of foreign regulations with respect to official holidays and bank working days.

8. Credit and Debit Advice Slips

Advice slips notifying the client about payment debits and credits will be provided in an appropriate manner within one month at the latest, except where special agreements are in place with respect to the timing, manner, and type of advice slip.

9. Currency Conversion/Exchange Risk

If no account exists in the currency of the amount to be debited or (re-)credited, this amount will be credited or debited to an account as determined by Credit Suisse AG denominated in another currency in the absence of instructions from the client to the contrary. The conversion will take place at the exchange rate used by Credit Suisse AG for this transaction at the time the transaction is processed. Any price risks (e.g. for a re-crediting in the event of a rejection/reverse transfer as per Paras. 3 and 6 above) are borne by the client.

10. Fees

Credit Suisse AG is entitled to charge fees for the execution of payment orders, the processing of incoming payments, and for currency conversions. It is entitled to debit these fees directly from an account of the client. Credit Suisse AG may change these fees at any time. The applicable fees and any changes thereto will be communicated to the client in an appropriate manner.

11. Cut-Off Times

Cut-off times will be communicated to the client in an appropriate manner. If a payment order is submitted by the client after the corresponding cut-off time, the payment will normally be executed on the next bank working day.

12. Data Processing / Forwarding

As the instructing party, the client agrees that his data — in particular his name, address, IBAN or  account number, and other details as set out under Para. 1a) above — will be disclosed in connection with the processing of domestic and cross-border payment orders to the banks involved (particularly domestic and foreign correspondent banks of Credit Suisse AG), to the operators of payments systems both within Switzerland and abroad (e.g. Swiss Interbank Clearing), to SWIFT (Society for Worldwide Interbank Financial Telecommunication), and to beneficiaries both within Switzerland and abroad. In addition, the client agrees that all parties involved in the transaction may for their part transfer the data for further processing or for storage purposes to mandated third parties in other countries. In addition, the client acknowledges that data transmitted abroad is no longer protected by Swiss law, but is instead subject to the law of the foreign jurisdiction in question, and that foreign laws and orders by authorities may require this data to be passed on to governmental authorities or other third parties.

13. Applicable Law

These Conditions are governed exclusively by Swiss law.

14. Changes to the Conditions

Credit Suisse AG reserves the right to change these Conditions at any time. Any such changes will be communicated to the client by Credit Suisse AG in an appropriate manner 30 days before they enter into force, and will be deemed to have been approved by him unless a written objection is received within a month of said communication.

15. Further Special Contractual Conditions Affecting Payment Transactions

Further special contractual conditions of Credit Suisse AG pertaining to payment transactions shall be reserved. In cases where these further special conditions contradict these Conditions, the former shall take precedence to these Conditions.

16. General Conditions

In all other respects, the General Conditions of Credit Suisse AG apply.